Exhibit 21

SUBSIDIARIES OF ALTISOURCE RESIDENTIAL CORPORATION
Altisource Residential, L.P., a Delaware limited partnership
Altisource Residential GP, LLC, a Delaware limited liability company
ARNS, Inc., a Delaware corporation
ARLP Trust, a Delaware statutory trust
ARLP Trust 2, a Delaware statutory trust
ARLP Trust 3, a Delaware statutory trust
ARLP Trust 4, a Delaware statutory trust
ARLP Trust 5, a Delaware statutory trust
ARLP Trust 6, a Delaware statutory trust
ARLP Trust 7, a Delaware statutory trust
ARLP Trust 8, a Delaware statutory trust
ARLP Trust 9, a Delaware statutory trust
ARLP Trust 10, a Delaware statutory trust
ARLP Trust 11, a Delaware statutory trust
ARLP Trust 12, a Delaware statutory trust
ARLP I, LLC, a Delaware limited liability company
ARLP Securitization Trust, Series 2014-1, a Delaware statutory trust
ARLP Securitization Trust, Series 2014-2, a Delaware statutory trust
NewSource Reinsurance Company Ltd., a Bermuda limited liability company